Exhibit 99.1
News Release
Diana McSweeney
Symetra Financial
(425) 256-6167
diana.mcsweeney@symetra.com
Symetra Financial Announces Executive Changes
BELLEVUE, Wash. — (Aug. 6, 2010) — Symetra Financial Corporation (NYSE: SYA) today announced the departure of two executives in its life insurance and annuities business.
Richard Lindsay, senior vice president of Symetra’s Life and Annuities Division, is leaving the company to pursue other opportunities. He will be replaced on an interim basis by Jennifer Davies, who will add this responsibility to her current duties as senior vice president of Enterprise Development.
“Jennifer knows our business well, and I have every confidence in her ability to keep our operations running smoothly and drive our strategies forward while we recruit new leadership,” said Tom Marra, Symetra president and chief executive officer.
Mike Madden, vice president of Individual Life, announced plans to retire from Symetra after 33 years with the company. Laura Johnson, assistant vice president, will run the Individual Life operations until a new leader is named.
“We are grateful to Rich and Mike for their contributions to Symetra over the years, and we wish them all the best in the future,” said Marra. “As we conduct an external search for new leaders, we will be looking for experienced executives to direct the expansion of our life insurance business while continuing our strong market positions in Retirement Services and Income Annuities.”
About Symetra Financial
Symetra Financial Corporation (NYSE: SYA) is a diversified financial services company based in Bellevue, Wash. In business since 1957, Symetra provides employee benefits, annuities and life insurance through a national network of benefit consultants, financial institutions, and independent agents and advisors. For more information, visit www.symetra.com.